UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCHRÖDINGER, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SUPPLEMENT TO PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 15, 2022

Schrödinger, Inc. (the “Company”) is filing this supplement on April 29, 2022 to correct certain information included in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 28, 2022 (the “Proxy Statement’) and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the board of directors of the Company for its annual meeting of stockholders to be held on June 15, 2022, or any adjournment or postponement thereof.

This supplement is being filed to correct typographical errors in the section entitled “PROPOSAL NO. 4—APPROVAL OF THE SCHRÖDINGER, INC. 2022 EQUITY INCENTIVE PLAN—Information Regarding Overhang and Dilution” in the Proxy Statement, including the two percentages included in the second paragraph of that section.  The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

The corrected version of the section entitled “Information Regarding Overhang and Dilution” is below:

Information Regarding Overhang and Dilution

In developing our share request for the 2022 Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate.”

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of capital stock outstanding. As of April 19, 2022, there were 10,588,099 shares underlying all equity awards outstanding, 378,530 shares available for future awards, and 71,138,161 shares of common stock and limited common stock outstanding. Accordingly, our overhang at April 19, 2022 was 15.4%. If the 5,000,000 shares proposed to be authorized for grant under the 2022 Plan are included in the shares available for future award grants, our overhang on April 19, 2022 would have been 22.4%.

Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2021 and 2020 calendar years as well as an average over those years.

Calendar Year	Awards Granted (000s)	Basic Weighted Average Number of Shares Outstanding (000s)	Gross Burn Rate (1)
2021	1,696	70,594	2.4%
2020	3,912	60,024	6.5%
Two-Year Average	2,804	—	4.5%

(1) “Gross burn rate” which we define as the number of equity awards granted in the year divided by the basic weighted average number of shares outstanding.